MC Shipping Inc.
24 Ave. de Fontvieille
Monte Carlo, Monaco
Telephone 377.92059404
 Facsimile 377.92059416
New York Line. 646.623.5333
Email: MCShipping@aol.com
MC SHIPPING ANNOUNCES EARNINGS FOR 2nd QUARTER

NEW YORK (August 13th 2003) MC Shipping Inc. (AMEX:MCX) announced a Net Income for the quarter ended June 30th 2003 of $515,231 or $0.06 per share, compared to a net income of $550,165 in 2002.

Total revenues in the second quarter of 2003 were approximately $9.9 million compared to $11 million in the corresponding quarter of last year. The Company's earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately $4.7 million, and the ratio of EBITDA to interest was 3.66x. In the corresponding quarter of 2002, EBITDA was also about $5.3 million and the ratio of EBITDA to interest was 3.2x. EBITDA is computed by the Company as Total revenues including Interest Income minus the sum of Operating expenses and General and Administrative expenses.

In the first six months of 2003 net income totaled $983,959 or $0.12 per share compared to a net income of $1,067,369 in the first six months of 2002. Total revenues were approximately $20.2 million for the first six months of this year, compared to approximately $20.3 million for the same period in 2002. The fleet on-hire performance was 94.6 % in the first half of 2003, versus 96.2 % in the same period of 2002. The reduction in on-hire percentage was due to the dry-docking of 5 vessels during the first half of 2003.

"This past quarter, we have seen the Company continue its record of profitable quarters and maintain a strong EBITDA." stated Guy Morel, Company President.

"Several factors will affect our revenues for the rest of the year. In the third quarter, the previously reported sale of four containerships will bring a substantial profit, but revenues and EBITDA will be substantially reduced pending the reinvestment of the funds generated by the sale of the vessels. In addition, we will have to dry-dock three more ships, losing a total of 60 days of hire. In the fourth quarter, revenues will be affected by the fact that the four remaining containerships will start a new charter at reduced rates."

"However, thanks to the sale of the containerships, the Company will have a strong cash position, which will allow us to confidently analyze alternative investments."concluded Morel.

The Company owns and operates a fleet of 13 gas carriers and mid size container vessels which trade worldwide primarily under time charter employment.

MC Shipping 3 month financial summary for the period ended June 30, 2003 and 2002
	3 months ended 30-Jun-03	3 months ended 30-Jun-02

Total Revenues including interest income	$ 9,898,385	$ 11,048,828
Operating expenses	$ (4,993,297)	$ (5,327,961)
General & administrative expenses	$ (240,642)	$ (355,002)
Depreciation & dry-dock amortization	$ (2,913,302)	$ (2,583,800)
Interest expense	$ (1,268,778)	$ (1,670,198)
Provision for impairment loss on vessels	$ (32,685)	$ (561,974)

NET INCOME	$ 515,231	$ 550,165
Per share amounts
Net Income	$ 0.07	$ 0.07

6 month financial summary for the period ended June 30, 2003 and 2002
	6 months ended 30-Jun-03	6 months ended 30-Jun-02

Total Revenues including interest income	$ 20,237,293	$ 20,379,830)
Operating expenses	$ (9,703,730)	$ (10,590,572)
General & administrative expenses	$ (672,173)	$ (668,746)
Depreciation & dry-dock amortization	$ (5,859,383)	$ (4,049,670)
Interest expense	$ (2,719,875)	$ (3,132,000)
Provision for impairment loss on vessels	$ (2,918,650)	$ (871,474)
Gain on Repurchase of Notes	$ 2,620,477	$ -

NET INCOME	$ 983,959	$ 1,067,369
Per share amounts
Net Income	$ 0.12	$ 0.13

For further information please contact Peter Shaerf at 646 623 5333 or Guy Morel 011 377 92051011 Email either MCShipping@aol.com or Investorrelations@mcshipping.com